UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant under §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 28, 2024, Medallion Financial Corp. (the “Company”) issued a press release in connection with the Company’s 2024 Annual Meeting of Shareholders. A copy of the press release can be found below:

***

Leading Proxy Advisor ISS Recommends Medallion Shareholders Vote “FOR” Both of the Board’s Director Nominees on the BLUE Proxy Card

Also Recommends in Favor of Say-on-Pay

NEW YORK, NY - May 28, 2024 - Medallion Financial Corp. (NASDAQ: MFIN) (“Medallion” or the “Company”) today announced that leading independent proxy advisory firm Institutional Shareholder Services ("ISS") has recommended that Medallion shareholders vote on the BLUE proxy card “FOR” ONLY the two incumbent candidates nominated by the Board of Directors, Robert M. Meyer and David L. Rudnick and “FOR” the advisory vote on the compensation of the Company’s named executive officers in connection with the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on June 11, 2024.

In its report issued on May 24, 2024, ISS noted:

•	“The company's TSR has outperformed its peers and the broader market over the one-, three-, and five-year periods ending on the unaffected date.” [1]

•
“In light of the company's TSR and operational performance, and the board's willingness to engage with its shareholders, as evidenced by a recent settlement, incremental changes at the board level do not appear necessary at this time.”

•
“The company has posted continued growth over the last five years coming out of the taxi medallion crisis and write-off of the associated medallion loan portfolio. The consumer recreation and home improvement portfolios have shown continued growth, and the company's profitability metrics have recovered, allowing the company to resume returning capital to shareholders via a reinstated dividend and stock repurchases.”

•	“As there is no case for incremental change at this time, shareholders are recommended to vote FOR all management nominees.”

In supporting Medallion’s executive compensation, ISS stated: “pay and performance are reasonably aligned for the year in review, STI awards were entirely based on quantified, pre-set goals, and the company introduced performance equity into the LTI program, which vests based on clearly disclosed, multi-year goals.” 2

“We are pleased that ISS, a leading independent governance advisory firm, supports our nominees and our approach to executive compensation,” said Alvin Murstein, Chairman & CEO of Medallion.

1 TSR: Total Shareholder Return
2 STI: Short-Term Incentive; LTI: Long-Term Incentive

Brent O. Hatch, Lead Independent Director of the Medallion Board, added: “Medallion’s highly experienced Board is focused on delivering substantial value creation for all shareholders. We look forward to delivering continued strong performance.”

The Board has nominated two highly qualified directors for re-election at the 2024 Annual Meeting – Robert M. Meyer and David L. Rudnick. These nominees bring significant relevant experience, proven leadership and a mix of tenures and perspectives to our Board that are crucial to the Company’s continued successful transformation and execution of its strategy.

Medallion reminds shareholders that every vote is important and encourages shareholders to vote on the BLUE proxy card “FOR” ONLY the Board’s nominees, Mr. Meyer and Mr. Rudnick, “FOR” the approval of the 2023 compensation paid to our named executive officers and FOR “one year” on the say-on-frequency vote. The Board urges Medallion stockholders to DISCARD all white proxy cards and materials sent by Mr. Stephen Hodges.

Stockholders who have any questions or need assistance voting may call our proxy solicitors, Alliance Advisors, toll-free at (855) 600-2578.

Medallion’s definitive proxy statement and other materials regarding the Board of Directors recommendations for the 2024 Annual Meeting can be found at www.votemedallion.com/.

About Medallion Financial Corp.
Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2023 Annual Report on Form 10-K.

Important Additional Information and Where to Find It

Medallion has filed its definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for Medallion’s upcoming 2024 Annual Meeting of Shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING MEDALLION’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investor Relations” section of Medallion’s website at www.medallion.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Medallion Financial Contact:
Investor Relations
212-328-2176
InvestorRelations@medallion.com